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                                                                     Exhibit 5.1


                         [LATHAM & WATKINS LETTERHEAD]


                                October 24, 1996





Dominick's Supermarkets, Inc.
505 Railroad Avenue
Northlake, Illinois 60164

                 Re:     Dominick's Supermarkets, Inc.
                         Registration Statement on Form S-1 (File No. 333-11177)

Ladies and Gentlemen:

                 In connection with the Registration Statement on Form S-1 (File No. 333-11177) originally filed with the Securities and Exchange Commission on August 30, 1996 (as amended or supplemented, the "Registration Statement") by Dominick's Supermarkets, Inc., a Delaware corporation (the "Company"), with respect to 6,400,000 shares of its common stock, par value $.01 per share (the "Common Stock"), you have requested our opinion with respect to the matters set forth below. Capitalized terms used herein without definition have the meanings given to them in the Registration Statement.

                 In our capacity as counsel to you in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Common Stock, and for purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have determined necessary or appropriate for purposes of rendering this opinion.

                 In our examination, we have assumed the genuineness of all signatures, the legal capacity of all persons executing documents, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

                 We are opining herein as to the effect on the subject transaction only of the federal laws of the United States, the internal laws of the State of New York and the General Corporation Law of the





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Dominick's Supermarkets, Inc.
October 24, 1996
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State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of the United States or Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. The opinions contained herein are as of the date hereof and assume the consummation of the Offering and all related transactions as they are contemplated to occur on the Closing Date (as defined in the Underwriting Agreement).

                 Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that, as of the date hereof, the shares of Common Stock issued, or to be issued in the Offering, have been duly authorized and are, or when issued (upon delivery and payment therefor in the manner contemplated by the Underwriting Agreement) will be, validly issued, fully paid and non-assessable.

                 We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters."

                                        Very truly yours,


                                        /s/  Latham & Watkins